Exhibit 10 to the quarterly report on Form 10-Q of W.W. Grainger, Inc. for the quarter ended June 30, 2001

AGREEMENT AND RELEASE

I, Donald E. Bielinski, together with my spouse Laura A. Bielinski, understand and voluntarily enter into this Agreement and Release with W.W. Grainger, Inc. ("Grainger" as used in this document means W.W. Grainger, Inc. and all subsidiaries and affiliates, as well as any present or former officer, director, employee, agent or benefit plan of Grainger or any subsidiary or affiliate), and in consideration of the compensation and benefit continuation described herein, we agree as follows:

1. Resignation as Officer. I hereby acknowledge that I have resigned as an officer of Grainger effective as of June 1, 2001 (my "Resignation Date").

2. Separation Payments; Retirement. Following my "Resignation Date," Grainger shall pay me an amount representing twenty-four (24) months of my current base pay. Such amount shall be paid in monthly installments ("Separation Payments"), less required deductions, from my Resignation Date through June 27, 2004 (my "Retirement Date"), at which time I will be considered a retiree of the Company.

3. Benefits.

  (a) Health, Dental and Life. Grainger will continue to provide, through deductions from my Separation Payments at the same rate paid by employees, group health and dental benefits and life insurance as currently maintained for me, or as subsequently modified by the Company, through my Retirement Date. Dental benefits and group life insurance will terminate earlier, however, on the date that I become eligible for benefit coverage through a subsequent employer. After my benefit coverage ceases on June 27, 2004, I may elect to continue group health and dental benefits under COBRA or health benefits under Grainger's retiree health program at the rate applicable to a retiree with 25 years of service, who has attained age 55.

  (b) Profit Sharing. For the 2001 and 2002 plan years, I will be eligible to share in contributions under the W.W. Grainger, Inc. Employees Profit Sharing Plan ("PST") and the W.W. Grainger, Inc. Supplemental Profit Sharing Plan ("SPSP"). My Separation Payments received in the relevant plan year will be included for purposes of determining the amount of my contributions under the PST (to the extent permitted by applicable law) and SPSP. I will be eligible for distribution of my vested funds in accordance with the terms of PST and SPSP applicable to participants who are eligible to retire.

  (c) Separation Benefit. As soon as practicable after my Retirement Date, all amounts attributable to Grainger's former separation benefit program through my Resignation Date, will be paid to me in a lump sum, less required withholding.

  (d) Unemployment Benefits. I agree that I will not apply for unemployment benefits while I continue to receive Separation Payments through my Retirement Date.

  (e) Vacation. I understand that I will not be eligible for nor accrue any additional vacation eligibility after my Resignation Date. Payment for any earned but unused vacation will be made in a lump sum as soon as practicable following my Resignation Date.

  (f) Management Incentive Program (MIP). As additional separation payments, I will participate in the 2001 and 2002 MIP program at my current salary and target level, adjusted for company performance. Each year's award will be paid during the first quarter of the subsequent year. I will not be eligible for any award with respect to years after 2002.

  (g) Executive Deferred Compensation Plan. Subsequent to my Retirement Date, I shall be eligible to receive benefit payments that I had previously deferred under the Executive Deferred Compensation Plan, in accordance with the terms of that Plan.

  (h) Executive Death Benefit Plan. I will continue as a participant under the W.W. Grainger, Inc. Executive Death Benefit Plan (the "Death Benefit Plan") for twenty-four (24) months after my Resignation Date and will thereafter be considered a retiree of Grainger for purposes of post employment benefits under the Death Benefit Plan. The benefit payment by Grainger to my designated beneficiary in the event of my death shall be determined and paid in accordance with the provisions of the Death Benefit Plan at the date of my death, except that my monthly salary and target MIP percentage as of my Resignation Date shall be used in any necessary calculations.

  (i) All other benefits and my eligibility to participate in any other Grainger employee programs will cease as of my Resignation Date, except as provided or referenced in this Agreement or after my Retirement Date under programs made available to Grainger retirees.

4. Stock Options and/or Restricted Stock. I understand that I will be eligible to exercise all vested stock options pursuant to the terms of the W.W. Grainger, Inc. 1990 Long Term Stock Incentive Plan and the W.W. Grainger, Inc. 2001 Long Term Stock Incentive Plan and existing stock option agreements. Options will continue to vest through my Retirement Date, and any remaining unvested options will fully vest as of my Retirement Date. All options that are vested on or before my Retirement Date must be exercised within ten (10) years of the date of issuance or within six (6) years from my Retirement Date, whichever occurs first. I further understand and agree that the non-competition provisions of restricted stock and/or stock option agreements to which I am a party, which provisions are incorporated herein by reference, including without limitation the Non-Competition Agreement dated March 25, 1999, the W.W. Grainger, Inc. Stock Option Award Agreement dated May 21, 2001, and the W.W. Grainger, Inc. Stock Option Award Agreement [Special] dated May 21, 2001 (collectively, the "non-competition provisions"), will remain in full force and effect, and are in addition to and not superceded by any other obligation set forth in this Agreement and Release. I acknowledge and agree that, for purposes of such agreements, my employment with Grainger shall be considered terminated on my Resignation Date hereunder, and the term "Date of Termination" as used in the Non-Competition Agreement dated March 25, 1999 shall mean my Resignation Date hereunder. I understand that I will not be eligible for any further grants of stock options after my Resignation Date.

Grainger management shall recommend to the Compensation Committee of the Board (CCOB) at a CCOB meeting in August, 2001 that it approve amendment of my Restricted Stock Agreements dated November 8, 1996 and May 1, 1998. Such amendment shall provide that, subject to my compliance with all terms and conditions of the non-competition provisions and this Agreement and Release, as of June 27, 2004 all of my existing shares of restricted stock of the Company granted under such Agreements, which stock is currently in the possession of Grainger, shall not be forfeited but shall be delivered to me free of all restrictions, less any shares retained for the purpose of the payment of withholding or other taxes to the extent permitted by law.

5. References. At my request following my Resignation Date, Grainger will provide appropriate positive references to my prospective future employers. Those positive references will be provided by Richard Keyser or his successor on behalf of Grainger, with the specific content of such references to be mutually agreed between Grainger and myself (the key points of which are set forth in Exhibit A attached hereto).

6. Additional Services. At my request, Grainger will make available to me at Grainger's expense for a period of twelve (12) months, the services of a professional outplacement firm and the services of a professional executive coaching firm; my request for such assistance must be made prior to December 31, 2001. Grainger will reimburse me or pay directly, as appropriate, the lesser of fifteen thousand dollars ($15,000) or fifty percent (50%) of fees for the services of a public relations firm mutually agreeable to both parties. Grainger will also make available to me a reasonable level of secretarial support services for the sole purpose of assisting me to secure alternative employment; such secretarial services shall be provided at my request by a Grainger employee or employees for a period not to extend beyond the earlier of June 1, 2002 or the date on which I secure alternative employment. Grainger will continue to provide me all necessary and appropriate professional services for income tax return preparation through the 2002 tax year.

7. Release and Waiver of Claims. In exchange for the compensation and benefits that Grainger shall provide to me, on behalf of myself, my heirs, executors, administrators, personal representatives and assigns, my spouse and I forever release and waive any rights or claims against Grainger, known or unknown, from the beginning of time until today, arising out of my employment with Grainger, whether because of the termination of my employment, in anticipation of continued or future employment with Grainger, or for any other reason. This Release is intended to cover all claims, of whatsoever kind, including but not limited to the following:

  (a) the Age Discrimination in Employment Act of 1967 ("ADEA") as amended (including Older Workers Benefit Protection Act amendments); (b) Title VII of the Civil Rights Act of 1964, as amended; (c) The Civil Rights Act of 1991; (d) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (e) the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended; (f) The Immigration Reform Control Act, as amended; (g) The Americans with Disabilities Act of 1990, as amended; (h) The National Labor Relations Act, as amended; (i) The Fair Labor Standards Act, as amended; (j) The Occupational Safety and Health Act, as amended; (k) The Family and Medical Leave Act of 1993; (l) the Workers Adjustment and Retraining Notification Act, as amended; (m) any state anti-discrimination law; (n) any state wage and hour law; (o) any other local, state or federal law, regulation or ordinance; (p) any public policy, contract, tort, or common law; or (q) any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

We do not intend to nor are we waiving any rights or claims that may arise after the date that we sign this Agreement and Release, nor any right on my part to challenge the knowing and voluntary nature of this Release with respect to claims under ADEA. Notwithstanding the foregoing, we do not waive any rights we may have to benefits available after termination under any company-sponsored employee benefit plan, or any rights we may have to insurance protection and/or indemnification for actions taken by me while an employee, officer and/or director of Grainger. I acknowledge that this is an individually negotiated Agreement and I agree that my termination of employment with Grainger is not pursuant to an employment termination program as that term is used in the ADEA.

8. Covenant Not to Sue. My spouse and I agree not to commence any lawsuit against Grainger based on any claim or liability described in the foregoing section, and understand that the purpose of this Release is to dispose of, with finality, any claims that either of us may have against Grainger so that there will be no disputes or controversies concerning any matters following my Resignation Date. Neither of us has any such claim or lawsuit outstanding at this time, nor do we know of any such potential claim or lawsuit that may be asserted by ourselves or any other person in connection with my employment with Grainger. I understand that the terms of this

Section do not apply to a challenge to the knowing and voluntary nature of this Release with respect to claims under ADEA.

9. Non-Disparagement. My spouse and I agree to take no action in derogation or disparagement of Grainger, its business, or its strategic interests. We further agree not to discuss or otherwise comment on Grainger, its business, or its strategic interests, in public, for publication on electronic media (including but not limited to chat rooms, message boards, or the like), in similar public forums, or otherwise, other than communication of publicly available information or information reasonably consistent with the specific content of Exhibit A. Grainger agrees that it will make no public statements nor sanction any action in derogation or disparagement of you or your spouse.

10. Non-Interference with Business Relationships. I agree not to interfere with the employment of any Grainger employee or otherwise with the business relationships of Grainger, and to the extent required to enforce this promise, I agree not to induce, directly or indirectly, any Grainger customer or supplier to breach any contract with Grainger, and I further agree not to solicit, attempt to hire, or hire, directly or indirectly, any Grainger employee, or request, induce or advise any such employee to leave the employment of Grainger; at any time before my Retirement Date and for one year thereafter. Should I wish to hire a Grainger employee in contravention of this Section, or to perform work which is precluded by my non-competition obligations referenced in Section 4 above, I understand that I may request that Grainger agree that I may offer employment to such employee or perform such work, and that with Grainger's written agreement, which it may withhold at its sole discretion, I may do so.

11. Return of Property; Business Expenses. On or before the earlier of June 1, 2002 or the date on which I secure alternative employment, I agree to account for and return to Grainger all Grainger property, including but not limited to proprietary information, which is in my possession or control. This property includes (but is not limited to), laptop and personal computers (and related equipment and software), correspondence, files, reports, minutes, plans, records, surveys, diagrams, computer print-outs, floppy disks, manuals, and client/customer documentation. I further agree that all business expenses incurred prior to my Resignation Date that are reimbursable in accordance with Grainger's normal policies and procedures have been reimbursed to me or submitted for reimbursement, and that other than as specifically provided in this Agreement, I will not incur any additional business expenses after my Resignation Date.

12. Confidential Information. I agree to refrain from ever disclosing to anyone outside the employment of Grainger any confidential or trade secret information, whether in oral, written and/or electronic form, including but not limited to information that (a) relates to Grainger's past, present and future research, development, technical and non-technical data and designs, finances, marketing, products, services, customers, suppliers, and other business activities of any kind or (b) has been identified, either orally or in writing, as confidential by Grainger; provided that this limitation shall not apply to information that is part of the public domain through no breach of this Agreement or is acquired from a third party not under similar nondisclosure obligations to Grainger. I acknowledge that my obligations under any confidentiality or nondisclosure or similar agreements or provisions that I previously executed will remain in full force and effect. Further, through my Retirement Date, I agree to fully comply with all policies of Grainger regarding confidential or trade secret information, inasmuch as I am receiving compensation from Grainger.

13. Cooperation with Company. I agree to provide reasonable cooperation to Grainger or its attorneys to assist Grainger or serve as a witness in connection with any matter, litigation or potential litigation in which I may have knowledge, information, or expertise. I also agree to provide Grainger or its designated representatives, upon request, with information and assistance about programs, processes, and projects related to my job responsibilities while employed by Grainger; to answer any questions relating to the work to which I was assigned; and to otherwise provide reasonable cooperation to Grainger regarding matters relating to this Agreement and my employment with Grainger.

14. Breach of Agreement; Misconduct. My spouse and I understand and agree that if, after receiving all or any part of the payments and benefits described in Sections 2, 3 and 4, I breach this Agreement and Release, or I commit or am discovered to have committed any act of embezzlement, fraud or theft with respect to the property of Grainger, or I deliberately cause or am discovered to have deliberately caused, any loss, damage, injury or other endangerment to Grainger's property, reputation or past, present, or future directors, officers or employees, Grainger reserves the right to demand repayment of all such payments and benefits. Grainger shall further be released from any future payment then due and shall discontinue any and all benefit coverage (other than retiree health coverage, vested benefits under the PST and SPSP, and COBRA coverage if otherwise available). To the extent permitted by law, we further understand and agree that Grainger reserves the right to pursue all other available remedies in an effort to preserve its legitimate business interests. I also agree to indemnify and hold harmless Grainger from any loss, cost, damage, or expense, excluding attorneys' fees, that Grainger may incur because of my violation of this Agreement and Release. I understand that this Section does not apply to a challenge to the knowing and voluntary nature of this Release with respect to claims under ADEA.

15. Supersedes Other Agreements. Other than any vested rights that I may have under employee benefit plans subject to ERISA, I understand that this Agreement and Release supersedes any and all obligations (written or oral) which Grainger otherwise might have to me or my spouse for compensation or other expectations of remuneration or benefit on my part. I specifically acknowledge that all of Grainger's obligations under the Change in Control Employment Agreement dated as of March 25, 1999 (the "Change in Control Agreement") shall become null and void as of my Resignation Date.

16. Acceleration upon Change in Control. All unpaid cash amounts payable to me under this Agreement shall become immediately payable in full upon the occurrence of a Change in Control (as defined in the Change in Control Agreement); provided that this Section 16 shall not apply with respect to the plans referenced in Sections 3(g) and 3(h) of this Agreement, concerning which plans the Change in Control provisions therein contained shall govern. With respect to unpaid cash amounts payable to me under this Agreement pursuant to the MIP, PST, and SPSP, such amounts, prorated as appropriate, are to be determined as provided under the Change in Control Agreement. In the event of a Change in Control, I will be eligible to immediately participate in Grainger's retiree health program, as it may be in effect from time to time, at the premium rate applicable to a retiree with 25 years of service, who has attained age 55.

17. Continuation After Death. I understand that in the event of my death, Grainger's obligations under this Agreement and Release will extend to my beneficiaries, heirs, executors, administrators, personal representatives and assigns.

18. Agreement Not Assignable. My spouse and I understand that neither of us may assign, and represent that we have not assigned, this Agreement nor any rights or Grainger's obligations under this Agreement to any other person.

19. Entire Understanding. My spouse and I understand and agree that this Agreement and Release contains the entire understanding between the parties and may not be amended except by mutual agreement in an amendment executed by all parties.

20. Severability. The provisions of this Agreement and Release are declared to be severable, which means that if any provision of this Agreement and Release or the application thereof is found to be invalid, the invalidity shall not affect other provisions or applications of this Agreement and Release, which will be given effect without the invalid provisions or applications.

21. Confidentiality of Agreement. My spouse and I agree to keep confidential both this Agreement and Release and its terms and will neither show it nor discuss its terms with anyone other than counsel, financial advisor, tax advisor, or designated Grainger official.

22. Jurisdiction and Governing Law. This Agreement is to be construed and interpreted in accordance with and governed by the laws of the State of Illinois, other than the conflict of laws provisions of such laws.

23. Voluntary Agreement. My spouse and I acknowledge that the payments and benefits that Grainger is providing hereunder exceed the compensation and benefits otherwise payable to me or on my behalf, and that such compensation and benefits are provided by Grainger in exchange for execution of this Agreement and Release. We acknowledge that we were given twenty-one (21) days to consider the terms of this Agreement and Release, that either of us may revoke this Agreement and Release at any time within seven (7) days after the date that we sign it, and that we have been advised to and have had the opportunity to seek out counsel of our own choice. We further understand that this Agreement and Release does not take effect until after the expiration of the seven (7) day period for revocation.

I have read this Agreement and Release and I understand all of its terms. I voluntarily execute this Agreement and Release with full knowledge of its meaning, on this 1st day of July, 2001.
Donald E. Bielinski	W.W. Grainger, Inc.
/s/ Donald E. Bielinski	By: /s/ P. Ogden Loux

I have read this Agreement and Release and I understand all of its terms that are applicable to me. I voluntarily execute this Agreement and Release with full knowledge of its meaning, on this 1st day of July, 2001.

/s/ Laura A. Bielinski

Laura A. Bielinski